Exhibit 8.1

Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 United States

May 19, 2022	Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Enerflex Ltd.

1331 Macleod Trl SE, Suite 904

Calgary, Alberta, T2G 0K3 Canada

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Enerflex Ltd., a Canadian corporation (“Enerflex”), in connection with (i) the Agreement and Plan of Merger, dated as of January 24, 2022 (the “Merger Agreement”), by and between Enerflex, Enerflex US Holdings, Inc., a Delaware corporation (“Merger Sub”), and Exterran Corporation, a Delaware corporation (“Exterran”), pursuant to which Merger Sub will merge with and into Exterran, with Exterran continuing as the surviving corporation (the “Merger”), and (ii) the preparation and filing of the Registration Statement on Form F-4 (Registration Statement No. 333-263714) (the “Registration Statement”), which includes the proxy statement/prospectus, originally filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2022, and as amended on May 19, 2022. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement.

In connection with rendering our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”).

In rendering our opinion we have assumed with your consent that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) the Documents are complete and authentic and have been duly authorized, executed, and delivered, (iii) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are, and will be true and accurate at all relevant times (including as of the effective time), (iv) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such

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Eneflex Ltd.

May 19, 2022

parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) none of the terms and conditions contained in the Documents have been or will be waived or modified in any respect. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by Enerflex and Exterran in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by Enerflex and Exterran in the Documents or assumptions on which our opinion is based could affect our conclusion.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the IRS or any court, and no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to our opinion.

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement under the heading “The Exterran Merger – Material U.S. Federal Income Tax Consequences” we are of the opinion that the statements regarding the United States federal income tax consequences set forth in the Registration Statement under the heading “The Exterran Merger Proposal – Material U.S. Federal Income Tax Consequences,” insofar as they constitute statements of law or legal conclusions, accurately describe the material United States federal income tax consequences of the Merger to the U.S. holders of Exterran common stock.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

Our opinion is being rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to us therein. However, in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP